Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 1, 2019, with respect to the consolidated financial statements and internal control over financial reporting, included in the Annual Report of Select Energy Services, Inc. on Form 10-K for the year ended December 31, 2018.  We consent to the incorporation by reference of said reports in the Registration Statements of Select Energy Services, Inc. on Forms S-8 (File No. 333-217561, effective April 28, 2017, File No. 333-221282, effective November 2, 2017, and File No. 333-222816, effective February 1, 2018) and Form S-3ASR (File No. 333-224956, effective May 16, 2018).

/s/ Grant Thornton LLP

Dallas, Texas

March 1, 2019